Exhibit 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc.
415/956-4477
www.bei-tech.com

BEI TECHNOLOGIES, INC. REPORTS
FISCAL 2003 THIRD QUARTER RESULTS

     SAN FRANCISCO, CA, July 24, 2003 – BEI Technologies, Inc. (Nasdaq: BEIQ) reported consolidated after tax net income for the fiscal 2003 third quarter ended June 28, 2003 of $663,000, or $0.05 per share, compared to a consolidated after tax net income of $966,000, or $0.07 per share, for the third quarter of fiscal 2002. Net sales for the quarter increased to $57.1 million compared to $47.8 million in the same period last year, according to Charles Crocker, chairman and chief executive officer.

“Automotive revenues for the third quarter were $32.4 million compared to $23.7 million for the same quarter last year. This increase was a result of higher quantities shipped and Engineering Development billings of $2.3 million to our largest customer. Industrial sales for the quarter were $18.7 million compared to $19.6 million in the same period last year due primarily to reduced sales to actuator and potentiometer customers. Government sales increased to $6.0 million compared to $4.5 million in the prior year third quarter,” Crocker commented.

Gross margin declined to 24.9% for the current quarter compared to 29.2% for the prior year third quarter due to the lower industrial sales mix, additional inventory reserves taken at our space operation and continued under absorption of overhead in our automotive facility and, to a lesser extent, in certain of our industrial products facilities. Selling, general and administrative spending as a percentage of sales decreased to 14.8% compared to the prior year third quarter of 16.2% as a result of the higher revenue base and only modestly higher spending in the most recent quarter. Legal expenses for the quarter were approximately $600,000, of which $450,000 was associated with our continuing defense of our patents against Matsushita/Panasonic. Research and Development spending as a percentage of sales decreased to 7.0% compared to 7.6% in the prior year third quarter primarily as a result of higher revenue. Other Expense included spending related to OpticNet of $274,000.

Cash provided by operations for the quarter was positive with our cash balance remaining at $4.0 million. We paid down our line of credit by $3.6 million to a quarter end balance of $3.0 million. Equipment purchases for the quarter were $1.7 million.

NINE MONTH RESULTS

For the nine month period ended June 28, 2003, BEI reported consolidated after tax net income of $3,315,000, or $0.23 per share, versus a net loss of $8,040,000, or $0.57 per share, in the comparable period of fiscal 2002. The loss in the prior year was a result of provisions for excess capacity, uncollectible receivables and a product line move that cost approximately $10.0 million, net of tax effect. Sales in the nine month period ended June 28, 2003 were $158.9 million, compared to $142.2 million reported in the comparable period of the prior year. Increased sales to automotive customers accounted for the majority of the increase.

Selling, general and administrative spending for the nine month period ended June 28, 2003 was $25.8 million, an increase from the previous year spending of $22.2 million due mostly to higher legal expenses associated with patent infringement litigation and higher activity levels. Development spending year to date increased to $12.2 million from $11.0 million in the prior year to date period with continued emphasis on quartz fork development for both automotive and military products and refocused effort on the silicon gyro project.

Crocker concluded, “The general industrial markets for our products continue to experience weakness, but we think automotive sensor sales should continue to increase. We had three platform launches scheduled for the quarter but two have been delayed into the next quarter. Our Book to Bill ratio for the year is 1.1. We think that economic recovery, when it occurs, should have a beneficial effect not only on revenue, but also on overhead recovery and gross margin. We are managing cash in a manner designed to assure the necessary liquidity needed to fund our expected growth.”

BEI Technologies, Inc. is an established manufacturer of electronic sensors, motors, actuators and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment including automobiles, trucks and off-road equipment have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz yaw rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors has been in progress since the middle of 1998. BEI also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position and pressure sensors and other devices used in transportation systems. GyroChip is a registered trademark of BEI Sensors & Systems Company, Inc.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties with respect to timely development, acceptance and pricing of new products; impact of competitive products and price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company’s customers, as well as other risks detailed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for fiscal 2002.

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BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 28,
	2003	September 28,
	(Unaudited)	2002*

ASSETS
Cash and cash equivalents	$3,955	$4,418
Investments	5,185	6,727
Trade receivables, net	30,642	25,200
Inventories, net	23,293	28,538
Other current assets	12,625	16,289

Total current assets	75,700	81,172

Property, plant and equipment, net	36,842	37,770
Acquired technology	792	1,540
Goodwill	1,612	1,612
Other assets, net	6,870	4,002

	$121,816	$126,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$13,131	$13,709
Accrued expenses and other liabilities	21,736	24,888
Income tax payable	2,055	—
Current portion of long-term debt	7,106	7,094

Total current liabilities	44,028	45,691

Long-term debt, less current portion	18,463	22,500
Other liabilities	3,866	5,546
Stockholders’ equity	55,459	52,359

	$121,816	$126,096

* Based on audited information included on Form 10-K for fiscal year ended September 28, 2002

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)
Unaudited

	Quarter Ended		Nine Months Ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Net sales	$57,103	$47,815	$158,906	$142,220
Cost of sales	42,898	33,855	119,629	103,809

	14,205	13,960	39,277	38,411
Selling, general and administrative expenses	8,458	7,766	25,756	22,240
Research, development and related expenses	3,987	3,630	12,209	10,972

	1,760	2,564	1,312	5,199
Provision for excess capacity	—	—	—	10,275
Provision for uncollectables from a related party	—	—	—	3,072
Provision for product line move and other	—	—	—	2,230

Income (loss) from operations	1,760	2,564	1,312	(10,378)
Interest expense	462	539	1,472	1,691
Other income (expense)	(231)	(520)	5,396	(457)

Income (loss) before income taxes	1,067	1,505	5,236	(12,526)
Provision (benefit) for income taxes	404	539	1,921	(4,486)

Net income (loss)	$663	$966	$3,315	$(8,040)

BASIC EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.05	$0.07	$0.23	$(0.57)

Weighted average shares outstanding	14,141	14,051	14,117	13,985

DILUTED EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
Net income (loss) per common and common equivalent share	$0.05	$0.07	$0.23	$(0.57)

Weighted average shares outstanding	14,224	14,357	14,246	13,985

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited

	Quarter Ended

	June 28,	June 29,
	2003	2002

Net income	$663	$966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	2,645	2,281
Other	1,958	1,342

Net cash provided by operating activities	5,266	4,589

Net cash used in investing activities	(1,530)	(1,970)
Net cash used in financing activities	(3,778)	(2,364)

Net increase (decrease) in cash and cash equivalents	(42)	255
Cash and cash equivalents at beginning of period	3,997	1,442

Cash and cash equivalents at end of period	$3,955	$1,697

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